Exhibit 14

                       NOVA NATURAL RESOURCES CORPORATION
                            FINANCIAL CODE OF ETHICS

As a public company, it is of critical importance that NOVA NATURAL RESOURCES CORPORATION'S (NOVA) filings with the Securities and Exchange Commission be accurate and timely.

The Chief Executive Officer (CEO) has a special role both to adhere to the principles of integrity and also to ensure that a culture exists throughout NOVA as a whole that ensures the fair and timely reporting of NOVA's financial results and conditions. Because of this special role, the CEO and all members of NOVA's team are bound by NOVA's Financial Code of Ethics, and by accepting the Financial Code of Ethics, each agrees that they will:

     - Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     - Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in the reports and documents that NOVA files with, or submits to, government agencies and in other public communications.

     - Comply with the rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

     - Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

     - Respect the confidentiality of information acquired in the course of one's work, except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.

     - Share job knowledge and maintain skills important and relevant to stakeholders needs.

     - Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and in the community.

     - Achieve responsible use of, and control over, all NOVA assets and resources employed by, or entrusted to yourself, and your department.

     - Receive the full and active support and cooperation of NOVA's Officers, Senior Staff, and all employees in the adherence to this Financial Code of Ethics.



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